EXHIBIT 16.2

August 12, 2011

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen,

We have read the statements under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Changes in Accountants” in the accompanying Registration Statement on Form S-1 dated August 12, 2011 of Matador Resources Company and are in agreement with 1) the last sentence of paragraph two and 2) the first and third sentences of paragraph four therein. We have no basis to agree or disagree with the other statements of the registrant contained therein.

/s/ Ernst & Young LLP